Exhibit 10.1

Release Agreement

This Release Agreement (“Release” or ”Agreement”) is made by and between Ted White (“you”) and Verrica Pharmaceuticals Inc. (the ”Company”). A copy of this Release is an attachment to the Amended and Restated Employment Agreement between the Company and you dated January 10, 2020 (the ”Employment Agreement”). Capitalized terms not defined in this Agreement carry the definition found in the Employment Agreement.

1.  Resignation; Severance Payments; Other Payments.

a.

In consideration for your execution, return and non-revocation of this Release on or after your Separation Date (as defined below), the Company will provide you with the “Non-CIC Severance Benefits” set forth in Section 6.1(b) of the Employment Agreement; provided, that if a Change in Control (as such term is defined in the Company’s 2018 Equity Incentive Plan (the “2018 Plan”) occurs within thirty (30) days following the Separation Date (as defined below), then in lieu of the Non-CIC Severance Benefits, the Company will provide you with the “CIC Severance Benefits” set forth in Section 6.4(b) of the Employment Agreement, provided, further that you acknowledge that an acquisition of securities of the Company by Paul B. Manning or entities affiliated with Paul B. Manning shall not constitute a Change in Control and, in such event, you would not be eligible to receive the CIC Severance Benefits. Any outstanding equity incentive awards subject to the 2018 Plan shall remain outstanding for the period of time necessary to give effect to the CIC Severance Benefits.

b.

You hereby tender, and the Company hereby accepts, your resignation effective as of the day after the Company files its Form 10-Q (the “Separation Date”). The Company’s Form 10-Q filing is anticipated to occur on November 4, 2024. In accordance with Section 6.1(c) of the Employment Agreement, you hereby confirm your resignation, effective as of the Separation Date, from your position on the Board of Directors of the Company (the “Board”), including any committee thereof, your position as an officer of the Company, and from any other role or position you hold with the Company or any of its subsidiaries or affiliates. Regardless of whether you sign this Agreement, the Company affirms that it will pay the following on the next regularly scheduled date on which payroll is run, as required under Section 6 of the Employment Agreement: all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings and all business expenses incurred through the Separation Date, if any, for which you seek reimbursement pursuant to the Company’s regular business practices.

2.  Compliance with Section 409A. The Severance Benefits offered to you by the Company are payable in reliance on Treasury Regulation Section l.409A-l(b)(9) and the short-term deferral exemption in Treasury Regulation Section l.409A-l(b)(4). For purposes of Code Section 409A, your right to receive any installment payments (whether pay in lieu of notice, Severance Benefits, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. All payments and benefits are subject to applicable withholdings and deductions.

3.  Release. In exchange for the Severance Benefits and other consideration, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the ”Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the ”Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to your employment with the Company and separation therefrom, arising at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, vacation pay, the right to receive additional grants of stock, stock options or other ownership interests in the Company, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a ”Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•

has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Pennsylvania Human Relations Act; the Pennsylvania Whistleblower Law; the Pennsylvania Equal Pay Law; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act; and

•	has violated any statute, public policy or common law (including, but not limited to, Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise: (i) from events that occur after the date this Release Agreement is executed; (ii) that relate to a breach of this Agreement; (iii) that relate to any existing ownership interest in the Company or vested equity awards as of the date this Release Agreement is executed; (iv) that relate to your vested benefits or existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company that arise after this Release Agreement is executed; (v) in connection with any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as an officer of the Company; and (vi) any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party.

4.  Your Acknowledgments and Affirmations. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair

Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. In addition, you acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your release and waiver herein does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke it (by sending written revocation directly to Christopher G. Hayes, General Counsel for the Company); and (e) the Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth (8th) day after you sign this Agreement.

5.  Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with Christopher G. Hayes, General Counsel for the Company. Receipt of the Severance Benefits described in Section 1 of this Agreement is expressly conditioned upon return of all Company property.

6.  Confidential Information, Non-Competition and Non-Solicitation Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement not to use or disclose any confidential or proprietary information of the Company and comply with your post-employment non-competition and non-solicitation restrictions. The Company acknowledges that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

7.  Non-Disparagement. You and the Company agree not to disparage each other, and the other’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process. For purposes of this Section 7, the obligations of the Company shall apply only to the senior management team and the members of the Board.

Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

8.  No Admission. This Agreement does not constitute an admission by you or by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

9.  Breach. You agree that upon any material breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 5, 6, and 7 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement.

10.  Miscellaneous. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania as applied to contracts made and to be performed entirely within the Commonwealth of Pennsylvania.

VERRICA PHARMACEUTICALS INC.

By:	/s/ Paul B. Manning
Paul B. Manning
Chair, Board of Directors

/s/ Ted White
Ted White